CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form N-14 of our report dated February 19, 2016, relating to the financial statements and financial highlights of the LKCM Aquinas Value Fund, LKCM Aquinas Growth Fund, and LKCM Aquinas Small Cap Fund, three of the series of LKCM Funds, appearing in the Annual Report on Form N-CSR of LKCM Funds for the year ended December 31, 2015, and to the references to us under the heading “Financial Highlights” in the Combined Proxy Statement and Prospectus, which is part of such Registration Statement.

/s/ Deloitte & Touche LLP

Milwaukee, Wisconsin
March 17, 2016